Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE
P.O. Box 193575
San Francisco, CA 94119-3575

DEL MONTE FOODS COMPANY REPORTS
FISCAL 2005 THIRD QUARTER RESULTS

Delivers Strong Revenue Growth of 6.2%

SAN FRANCISCO, March 3, 2005- Del Monte Foods Company (NYSE: DLM) today reported diluted earnings per share of $0.23 for the third quarter ended January 30, 2005, compared to $0.25 per diluted share from continuing operations for the prior year period. Integration costs of $3.2 million ($0.01 per share) and $7.2 million ($0.02 per share) are included in the results for the third quarter of fiscal 2005 and fiscal 2004, respectively.

Net sales increased 6.2% from the prior year period to $861.3 million. The sales increase was driven by higher volume from new product introductions and increased marketing support, as well as by increased pricing. Sales increased across each of Del Monte’s operating segments (Del Monte Brands, StarKist Seafood, Private Label Soup and Pet Products).

Income from continuing operations decreased to $48.6 million for the quarter from $52.2 million a year ago due to increased inflationary costs in steel and energy, logistics and other transportation-related costs, as well as due to higher fish costs. Marketing spending also increased, as Del Monte continued to invest in its brands and new products. These higher costs were partially offset by increased pricing, cost reduction actions, lower overhead expenses, higher volume and lower interest expense.

“We continued to benefit from pricing actions taken over the last several quarters,” said Richard G. Wolford, Chairman and CEO of Del Monte Foods. “We also continued to make the strategic investments in our brands and new product introductions that we believe will position our Company for growth over the longer term.

“During the quarter, we continued to experience higher costs driven primarily by inflationary pressures. Earlier in the year, we fielded pricing actions and cost reduction programs and, during the quarter, continued to implement initiatives to address these pressures. While we anticipate this difficult cost environment is likely to persist over the next 12 to 18 months, over the longer term we believe actions we are taking will fortify our brands, expand our product line through innovation and reduce our operating costs. This will result in Del Monte emerging from this difficult environment stronger and better positioned.”

Nine Months Ended January 30, 2005

The Company reported diluted earnings per share of $0.47 for the nine months ended January 30, 2005, compared to $0.50 per diluted share from continuing operations for the prior year period. Integration costs of $16.0 million ($0.05 per share) and $21.0 million ($0.07 per share) are included in the results for the first nine months of fiscal 2005 and fiscal 2004, respectively.

Net sales increased 5.4% from the first nine months of fiscal 2004 to $2,333.9 million, driven by higher volume from new product introductions and increased marketing support, as well as increased pricing.

Income from continuing operations was $99.0 million for the first nine months of fiscal 2005 versus $106.4 million a year ago. This decrease in income was driven by the increased inflationary costs and the strategic decision to invest in marketing. The Company was able to partially offset this decrease by increased pricing and higher volume, lower corporate expenses and lower interest expense.

Other Events

The Company recently completed a refinancing which included the successful tender for approximately $297 million of its $300 million principal amount 9 1/4% senior subordinated notes, the issuance of $250 million of new 6 3/4% senior subordinated notes and the establishment of a new credit facility, including $600 million of term loans and a new increased $350 million working capital revolver. The result of the refinancing will be reduced interest rates on our notes, reduced interest spreads on our floating rate debt, improved financial flexibility and extended maturities. Refinancing fees and expenses totaled approximately $40 million, primarily due to approximately $33 million of consideration paid in connection with the note tender. In the fourth quarter, the EPS impact of the fees and write-offs associated with the refinancing is preliminarily estimated to be $0.11 per diluted share.

Mr. Wolford noted, “The refinancing was a successfully executed transaction that increases our overall financial flexibility. We believe it is an important investment in our future.”

In addition, on March 2, 2005, a jury reached a verdict on the Mars Kal-Kan litigation. Kal-Kan Inc., which was a subsidiary of Mars, Inc., sued the H.J. Heinz Company on December 19, 2001 alleging infringement of one of its patents. Del Monte assumed defense of this litigation in December 2002 when Del Monte acquired rights to the Heinz U.S. pet food business. The trial on this matter began on February 22. The jury awarded Mars damages of $3.6 million and Del Monte is considering an appeal. This award resulted in a $0.01 per share negative impact for the third quarter.

Outlook

For fiscal 2005, the Company expects sales growth of approximately 2% to 3% over fiscal 2004 net sales of $3,129.9 million. Excluding the impact of the 53rd week in fiscal 2004, the Company expects sales growth of approximately 4% to 5%. Diluted earnings per share from continuing operations is expected to be $0.65 to $0.70. This includes integration expense of approximately $0.06 per share and $0.11 of refinancing fees and write-offs. The Company reported $0.76 of diluted earnings per share from continuing operations in fiscal 2004, which included integration expense of $0.13 per share and the impact of the 53rd week of approximately $0.03 per share. The Company expects cash provided by operating activities, less cash used in investing activities, of approximately $185 to $200 million in fiscal 2005.

For the fiscal 2005 fourth quarter, the Company expects sales to decline approximately 4% to 6% versus net sales of $915.9 million in the fourth quarter of fiscal 2004 primarily driven by the absence of the 53rd week in the fourth quarter of fiscal 2005. Excluding the impact of the 53rd week, the Company expects sales growth of 1% to 3%. Diluted earnings per share is expected to be approximately $0.18 to $0.23. This includes integration expense of approximately $0.01 per share and $0.11 per share in refinancing fees and write-offs. The Company reported $0.26 from continuing operations for the fourth quarter of fiscal 2004, which included integration expense of $0.06 per share and the impact of the 53rd week of approximately $0.03 per share.

Del Monte Foods

Del Monte Foods is one of the country’s largest and most well-known producers, distributors and marketers of premium quality, branded and private label food and pet products for the U.S. retail market, generating over $3 billion in net sales in fiscal 2004. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, Nature’s Goodness™, College Inn®, 9Lives®, Kibbles ’n Bits®, Pup-Peroni®, Snausages®, and NawSomes!®, Del Monte products are found in nine out of ten American households. For more information on Del Monte Foods Company, visit the Company’s Web site at www.delmonte.com.

Del Monte Foods will host a live audio web cast, accompanied by a slide presentation, to discuss its fiscal 2005 Third Quarter results at 8:00 a.m. PDT (11:00 a.m. EDT) today. The web cast slide presentation, and historical, quarterly results can be accessed at www.delmonte.com/company/investors. The web cast and slide presentation will be available online following the presentation.

This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements contained in this press release include statements related to future financial operating results and business plans.

Factors that could cause actual results to differ materially from those described in this press release include, among others: general economic and business conditions; cost and availability of commodities, ingredients and other raw materials, including without limitation, steel, grains, meat by-products, tuna and energy, logistics and other transportation-related costs; ability to increase prices and reduce costs; high leverage and ability to service and reduce our debt; costs and results of efforts to improve the performance and market share of the businesses we acquired from Heinz; effectiveness of marketing and trade promotion programs; changing consumer and pet preferences; timely launch and market acceptance of new products; implementation of our trade promotion spending improvement project and of our distribution network improvement project; competition, including pricing and promotional spending levels by competitors; transportation costs; insurance coverage; product liability claims; weather conditions; crop yields; changes in U.S., foreign or local tax laws and rates; foreign currency exchange and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customers; acquisitions, including identification of appropriate targets and successful integration of any acquired business; changes in business strategy or development plans; availability, terms and deployment of capital; dependence on co-packers, some of whom may be competitors or sole-source suppliers; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including environmental regulations; industry trends, including changes in buying, inventory and other business practices by customers; public safety and health issues; and other factors.

These factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the fiscal year ended May 2, 2004. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Del Monte Foods Company – Selected Financial Results

Net Sales by Segment
(In millions)

	Three Months Ended		Nine Months Ended
	January 30,	January 25,	January 30,	January 25,
	2005	2004	2005	2004
Net Sales:
Consumer Products	$638.3	$608.8	$1,714.4	$1,657.2
Pet Products	223.0	202.3	619.5	556.8

Total Company	$861.3	$811.1	$2,333.9	$2,214.0

Operating Income by Segment
(In millions)

	Three Months Ended		Nine Months Ended
	January 30,	January 25,	January 30,	January 25,
	2005	2004	2005	2004
Operating Income:
Consumer Products	$74.2	$78.7	$183.3	$177.2
Pet Products	37.8	44.4	86.1	105.2
Corporate (a)	(7.6)	(8.0)	(30.8)	(24.3)

Total Company	$104.4	$115.1	$238.6	$258.1

(a)     Corporate represents expenses not directly attributable to reportable segments.

Selected Balance Sheet Data
(In millions)

	January 30,	May 2,
	2005	2004
Cash and cash equivalents	$8.6	$36.3
Trade accounts receivable, net of allowance	228.0	222.3
Inventories	1,000.6	823.5
Total assets	3,579.5	3,459.7
Accounts payable and accrued expenses	401.3	427.2
Short-term borrowings	14.9	0.8
Long-term debt, including current portion	1,370.2	1,375.8
Stockholders’ equity	1,243.5	1,128.9

Selected Cash Flow Data
(In millions)

	Nine Months Ended
	January 30,	January 25,
	2005	2004
Net cash provided by (used in) operating activities	$(5.4)	$2.6
Net cash used in investing activities	(41.2)	(58.2)

Total	(46.6)	(55.6)
Net cash provided by financing activities	17.4	29.4
Depreciation and amortization	68.2	64.7

Other Financial Data
(In millions)

	January 30,	January 25,
	2005	2004
Short-term borrowings	$14.9	$34.9
Current portion of long-term debt	6.3	24.1
Long-term debt (excluding current portion)	1,363.9	1,623.1

Total Debt	$1,385.1	$1,682.1

DEL MONTE FOODS COMPANY
Condensed Consolidated Statements of Income
(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	January 30,	January 25,	January 30,	January 25,
	2005	2004	2005	2004
Net sales	$861.3	$811.1	$2,333.9	$2,214.0
Cost of products sold	629.1	583.9	1,732.5	1,621.1

Gross profit	232.2	227.2	601.4	592.9
Selling, general and administrative expense	127.8	112.1	362.8	334.8

Operating income	104.4	115.1	238.6	258.1
Interest expense	25.9	31.4	76.4	92.3
Other income (expense)	(0.1)	0.5	(2.6)	2.1

Income from continuing operations before income taxes	78.4	84.2	159.6	167.9
Provision for income taxes	29.8	32.0	60.6	61.5

Income from continuing operations	48.6	52.2	99.0	106.4
Income (loss) from discontinued operations before income taxes	—	3.4	(0.7)	4.9
Provision (benefit) for income taxes	0.1	2.1	(0.3)	3.3

Income (loss) from discontinued operations	(0.1)	1.3	(0.4)	1.6

Net income	$48.5	$53.5	$98.6	$108.0

Earnings per common share
Basic:
Basic Average Shares	210,956,990	209,584,143	210,329,324	209,469,808
EPS — Continuing Operations	$0.23	$0.25	$0.47	$0.51
EPS — Discontinued Operations	—	0.01	—	0.01

EPS — Total	$0.23	$0.26	$0.47	$0.52

Diluted:
Diluted Average Shares	212,708,244	211,468,686	212,155,196	210,866,764
EPS — Continuing Operations	$0.23	$0.25	$0.47	$0.50
EPS — Discontinued Operations	—	—	—	0.01

EPS — Total	$0.23	$0.25	$0.47	$0.51

CONTACTS:

Media	Analysts
Brandy Bergman/Tracy Greenberger	Tom Gibbons/Jennifer Garrison
Citigate Sard Verbinnen	Del Monte Foods
(212) 687-8080	(415) 247-3382

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